Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-239083 on Form S-8 of Nordstrom, Inc. of our report dated June 13, 2024, relating to the financial statements and supplementary information of the Nordstrom 401(k) Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP
San Francisco, California
June 13, 2024